EXHIBIT 23.1


                    CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference of our report dated February 9, 1996 on our audits of the consolidated financial statements, which report includes an explanatory paragraph that describes the Company's adoption of the method of accounting for postemployment benefits, as prescribed by the applicable statement of the Financial Accounting Standards Board, and our report dated February 9, 1996 on our audits of the financial statement schedule of Global Marine Inc. and subsidiaries, as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which reports are included in this Annual Report on Form 10-K, into (i) the prospectus constituting part of the Company's Registration Statements on Form S-8 (Registration Nos. 33-32088, 33-40961 and 33-63326), respectively, for the Global Marine Inc. 1989 Stock Option and Incentive Plan, (ii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40266) for the Global Marine Savings Incentive Plan,
(iii) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-40961) for the Global Marine
Inc. 1990 Non-Employee Director Stock Option Plan, (iv) the prospectus constituting part of the Company's Registration Statement on Form S-8 (Registration No. 33-57691) for the Global Marine Inc. 1994 Non-Employee Stock Option and Incentive Plan, and (v) the prospectus constituting part of the Company's Registration Statement on Form S-3 (Registration No. 33-58577) for the proposed offering of up to $75,000,000 of debt securities, preferred stock and/or common stock.



                                             /s/ Coopers & Lybrand L.L.P.



Houston, Texas
February 28, 1996